      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 5, 1999
                                                   REGISTRATION NO. 333-72839
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                 POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-4 ON
                                   FORM S-3*
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------
                       CLEAR CHANNEL COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)
             TEXAS                                               74-1787539
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)
                             ----------------------

        200 CONCORD PLAZA, SUITE 600                                             L. LOWRY MAYS
          SAN ANTONIO, TEXAS 78216                                      CLEAR CHANNEL COMMUNICATIONS, INC.
               (210) 822-2828                                              200 CONCORD PLAZA, SUITE 600
(Address, including zip code, and telephone number,                          SAN ANTONIO, TEXAS 78216
  including area code, of registrant's principal                                (210) 822-2828
              executive offices)                            (Name, address, including zip code, and telephone number,
                                                                   including area code, of agent for service)

                             ----------------------
                                   COPIES TO:
                             STEPHEN C. MOUNT, ESQ.
                   Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                           1500 Bank of America Plaza
                               300 Convent Street
                            San Antonio, Texas 78205
                                 (210) 281-7000
                              (210) 224-2035 (fax)
                             ----------------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]
                                                  ----------

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ------------

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ----------------------
                        CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                                        PROPOSED            PROPOSED
               TITLE OF                           AMOUNT TO BE      MAXIMUM OFFERING    MAXIMUM AGGREGATE       AMOUNT OF
     SECURITIES TO BE REGISTERED                 REGISTERED (1)     PRICE PER SHARE      OFFERING PRICE      REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.10 per share         12,618,285 Shares(2)        (3)                 (3)                 (3)
-------------------------------------------------------------------------------------------------------------------------------

(1) The number of shares of Common Stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Consisting of, on an as converted basis, 12,618,285 shares of Common Stock reserved for issuance pursuant to certain common stock purchase warrants and Liquid Yield Option(TM) Notes assumed by Registrant in connection with its merger with Jacor Communications, Inc.

(3) Not applicable. All filing fees payable in connection with the issuance of these securities were paid in connection with the filing of the Registrant's Registration Statement on Form S-4 (No. 333-72839) filed February 24, 1999.

(*) Filed as a Post-effective Amendment on Form S-3 to such Form S-4 registration statement pursuant to the procedure described herein in the section captioned "Introductory Statement."

                             INTRODUCTORY STATEMENT


         On May 4, 1999, Clear Channel Communications, Inc. (the "Company" or the "Registrant") and Jacor Communications, Inc., a Delaware corporation ("Jacor"), consummated the merger (the "Merger") of Jacor with and into CCU Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Merger Sub") as provided by the Agreement and Plan of Merger, dated as of October 8, 1998, as amended by an Amendment No. 1, dated November 11, 1998 (as amended, the "Merger Agreement"), by and among the Company, Jacor and Merger Sub. Jacor's common stock ("Jacor Common Stock") is no longer transferable, and all certificates evidencing shares of Jacor Common Stock represent only the right to receive, without interest, shares of the Company's common stock ("Common Stock") in accordance with the provisions of the Merger Agreement. In connection with the Merger, each of the publicly-traded Jacor Liquid Yield Option(TM) Notes due June 12, 2011, Liquid Yield Option(TM) Notes due February 9, 2018, common stock purchase warrants expiring September 18, 2001, and common stock purchase warrants expiring February 17, 2002 (collectively, the "Jacor Securities," and each a "Jacor Security"), all of which were convertible prior to the Merger into shares of Jacor Common Stock pursuant to the terms thereof, have become convertible into that number of shares of Common Stock equal to the number of shares of Jacor Common Stock that could have been acquired under such Jacor Security multiplied by 1.1573151 (the "Exchange Ratio"), at a price per share of Common Stock equal to the conversion price determined pursuant to the terms of such Jacor Security divided by the Exchange Ratio.

         The Registrant hereby amends its registration statement on Form S-4 (No. 333-72839) (the "Form S-4"), which was amended by Post-effective Amendment No. 1 thereto on Form S-8 ("Post-effective Amendment No. 1") by filing this Post-effective Amendment No. 2 thereto on Form S-3 ("Post-effective Amendment No. 2") relating to up to 12,618,285 shares of Common Stock issuable pursuant to the conversion of the Jacor Securities. All such shares of Common Stock were previously registered on the Form S-4, and are being transferred to this Form S-3. The Post-effective Amendment No. 2 does not replace but is in addition to Post-effective Amendment No. 1.

PROSPECTUS

                               12,618,285 SHARES

                       CLEAR CHANNEL COMMUNICATIONS, INC.
                          200 CONCORD PLAZA, SUITE 600
                            SAN ANTONIO, TEXAS 78216
                                 (210) 822-2828

                                  COMMON STOCK

                         -----------------------------

         This prospectus relates to up to 12,618,285 shares of our common stock which we may issue to you, the holders of the following securities of Jacor Communications, Inc. upon your exercise or conversion of any such securities:

         o  Common stock purchase warrants expiring September 18, 2001

         o  Common stock purchase warrants expiring February 17, 2002

         o  Liquid Yield Option(TM) Notes due June 12, 2011

         o  Liquid Yield Option(TM) Notes due February 9, 2018

         You should carefully read this prospectus before you decide to acquire our common stock upon the exercise or conversion of these securities. Our common stock is traded on the New York Stock Exchange under the symbol "CCU."

                          ----------------------------

  CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.











                  The date of this prospectus is May 5, 1999.

                                  RISK FACTORS

         You should consider carefully the following information in conjunction with the other information contained in this prospectus and the documents and risk factors incorporated by reference herein before deciding to acquire our common stock.

AMOUNT OF OUR OUTSTANDING DEBT

         We currently use a significant portion of our operating income for debt service. Our leverage could make us vulnerable to an increase in interest rates or a downturn in the operating performance of our broadcast properties or outdoor advertising properties or a decline in general economic conditions. At December 31, 1998, we had borrowings under our credit facility and other long term debt outstanding of approximately $2.32 billion and shareholders' equity of $4.48 billion. We expect to continue to borrow funds to finance acquisitions of broadcasting and outdoor advertising properties, as well as for other purposes. We may borrow up to $2 billion under our domestic credit facility at floating rates equal to the London InterBank Offered Rate plus 0.50%. At December 31, 1998, we had borrowed approximately $1.01 billion under our domestic credit facility. In addition, at December 31, 1998, Jacor had total outstanding indebtedness of approximately $1.6 billion, including publicly traded notes and Liquid Yield Option Notes, and stockholders' equity of approximately $1.2 billion. As a result of our merger with Jacor, we have assumed this indebtedness. Our debt may increase in the future depending upon our future acquisitions and our operating performance.

OUR OPERATIONS MAY BE RESTRICTED BY INDEBTEDNESS

         Our credit facility contains numerous restrictions, including limitations on capital expenditures, the incurrence of additional indebtedness, payment of cash dividends, and requirements to maintain certain financial ratios. In addition, our subsidiaries' indebtedness may restrict our operations as well. In particular, if all or part of the Jacor indebtedness remains outstanding because either the Jacor debt holders do not accept our mandatory offers to purchase such indebtedness or we do not otherwise purchase such indebtedness on acceptable terms, the terms of such indebtedness may restrict the ability of Jacor and its subsidiaries to make funds available to us in the form of dividends, loans, advances or otherwise. Much of Jacor's indebtedness is high yield indebtedness and restricts Jacor and its subsidiaries from incurring additional indebtedness, selling assets or stock, engaging in asset swaps, mergers or consolidations and entering into transactions with affiliates. The covenants for this type of indebtedness are more restrictive than those contained in our public indebtedness. Accordingly, our indebtedness, including our subsidiaries' indebtedness, may, among other things, cause us to incur substantial consolidated interest expense and principal repayment obligations and limit our ability to obtain additional debt financing.

OUR INTERNATIONAL OPERATIONS HAVE ADDED RISKS

         Doing business in foreign countries carries with it certain risks that are not found in doing business in the United States. We currently derive a portion of our revenues from international radio and outdoor operations in Europe, Mexico, Australia and New Zealand. The risks of doing business in foreign countries, which could result in losses against which we are not insured, include:

         o potential adverse changes in the diplomatic relations of foreign countries with the United States;

         o  hostility from local populations;

         o  the adverse effect of currency exchange controls;

         o  restrictions on the withdrawal of foreign investment and earnings;

         o  government policies against businesses owned by foreigners;

         o  expropriations of property;

         o  the potential instability of foreign governments;

         o  the risk of insurrections;

         o risks of renegotiation or modification of existing agreements with governmental authorities;

         o  foreign exchange restrictions; and

         o  changes in taxation structure.

EXCHANGE RATES MAY CAUSE FUTURE LOSSES IN INTERNATIONAL OPERATIONS

         Because we own assets overseas and derive revenues from our international operations, we may incur currency translation losses due to changes in the values of foreign currencies and in the value of the U.S. dollar. We cannot predict the effect of exchange rate fluctuations upon future operating results. To reduce a portion of our exposure to the risk of international currency fluctuations, we maintain a hedge by incurring amounts of debt in some currencies approximately equivalent to our net assets in those currencies. We review this hedge position monthly. We currently maintain no other derivative instruments to reduce the exposure to translation and/or transaction risk but may adopt other hedging strategies in the future.

EXTENSIVE GOVERNMENT REGULATION MAY LIMIT OUR OPERATIONS

         Broadcasting. The federal government extensively regulates the domestic broadcasting industry, and any changes in the current regulatory scheme could significantly affect us. Our broadcasting business depends upon maintaining broadcasting licenses issued by the Federal Communications Commission for maximum terms of eight years. Renewals of broadcasting licenses can be attained only through the FCC's grant of appropriate applications. Although the FCC rarely denies a renewal application, the FCC could deny future renewal applications. Such a denial could adversely affect our operations.

         The federal communications laws limit the number of broadcasting properties we may own in a particular area. While the Telecommunications Act of 1996 relaxed the FCC's multiple ownership limits, any subsequent modifications that tighten those limits could adversely affect us by making it impossible for us to complete the acquisition of stations in potential acquisitions or requiring us to divest stations we have already acquired.

         Moreover, changes in other governmental regulations and policies may have a material impact upon us. For example, we currently provide programming to several television stations we do not own and receive programming from other parties for certain television stations we do own. These programming arrangements are made through contracts known as local marketing agreements. The FCC is currently considering revisions to its policy regarding television local marketing agreements. These revisions could restrict our ability to enter into television local marketing agreements in the future, as well as require us to terminate our programming arrangements under existing local marketing agreements.

         Antitrust. Additional acquisitions by us of radio and television stations and outdoor advertising properties will require antitrust review by the federal antitrust agencies, and we can give no assurances that the Department of Justice or the Federal Trade Commission will not seek to bar us from acquiring additional radio or television stations or outdoor advertising properties in any market where we already have a significant position. Following the passage of the Telecommunications Act of 1996, the DOJ has become more aggressive in reviewing proposed acquisitions of radio stations, particularly in instances where the proposed acquirer already owns one or more radio station properties in a particular market and seeks to acquire another radio station in the same market. The DOJ has, in some cases, obtained consent decrees requiring radio station divestitures in a particular market based on allegations that acquisitions would lead to unacceptable concentration levels. The DOJ also actively reviews proposed acquisitions of outdoor advertising properties. In addition, the antitrust laws of foreign jurisdictions will apply if we acquire international broadcasting properties.

         Environmental. As the owner or operator of various real properties and facilities, especially in our outdoor advertising operations, we must comply with various federal, state and local environmental laws and regulations. Historically, we have not incurred significant expenditures to comply with these laws. However, additional environmental laws passed in the future or a finding of a violation of existing laws could require us to make significant expenditures.

GOVERNMENT REGULATION OF OUTDOOR ADVERTISING MAY ADVERSELY AFFECT OUTDOOR ADVERTISING OPERATIONS

         The outdoor advertising industry is subject to extensive governmental regulation at the federal, state and local level and compliance with existing and future regulations could have a significant financial impact on us. Federal law, principally the Highway Beautification Act of 1965, encourages states to implement legislation to restrict billboards located within 660 feet of, or visible from, highways except in commercial or industrial areas. Every state has implemented regulations at least as restrictive as the Highway Beautification Act, including a ban on the construction of new billboards along federally-aided highways and the removal of any illegal signs on these highways at the owner's expense and without any compensation.

         States and local jurisdictions have, in some cases, passed additional regulations on the construction, size, location and, in some instances, advertising content of outdoor advertising structures adjacent to federally-aided highways and other thoroughfares. From time to time governmental authorities order the removal of billboards by the exercise of eminent domain and certain jurisdictions have also adopted amortization of billboards in varying forms. Amortization permits the billboard owner to operate its billboard only as a non-conforming use for a specified period of time, after which it must remove or otherwise conform its billboards to the applicable regulations at its own cost without any compensation. Several municipalities within our existing markets have adopted amortization ordinances. We can give no assurance that we will be successful in negotiating acceptable arrangements in circumstances in which our displays are subject to removal or amortization, and what effect, if any, such regulations may have on our operations.

         In addition, we are unable to predict what additional regulations may be imposed on outdoor advertising in the future. Legislation regulating the content of billboard advertisements and additional billboard restrictions have been introduced in Congress from time to time in the past. Changes in laws and regulations affecting outdoor advertising at any level of government, including laws of the foreign jurisdictions in which we operate, could have a material adverse effect on us.

OUR ACQUISITION STRATEGY COULD POSE RISKS

         Operational Risks. We intend to grow through the acquisition of broadcasting companies and assets, outdoor advertising companies, individual outdoor advertising display faces, and other assets that we believe will assist our customers in marketing their products and services. Our acquisition strategy involves numerous risks, including:

         o Certain of such acquisitions may prove unprofitable and fail to generate anticipated cash flows;

         o To successfully manage a rapidly expanding and significantly larger portfolio of broadcasting and outdoor advertising properties, we may need to recruit additional senior management and expand corporate infrastructure;

         o We may encounter difficulties in the integration of operations and systems;

         o Management's attention may be diverted from other business concerns; and

         o  We may lose key employees of acquired companies or stations.

         We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue additional acquisitions and may decide to dispose of certain businesses. Such acquisitions or dispositions could be material.

         Capital Requirements Necessary for Additional Acquisitions. We will face stiff competition from other broadcasting and outdoor advertising companies for acquisition opportunities. If the prices sought by sellers of these companies continue to rise, we may find fewer acceptable acquisition opportunities. In addition, the purchase price of possible acquisitions could require additional debt or equity financing on our part. We can give no assurance that we will obtain the needed financing or that we will obtain such financing on attractive terms. Additional indebtedness could increase our leverage and make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures. Additional equity financing could result in dilution to our shareholders.

WE FACE INTENSE COMPETITION IN THE BROADCASTING AND OUTDOOR ADVERTISING
INDUSTRIES

         Our business segments are in highly competitive industries, and we may not be able to maintain or increase our current audience ratings and advertising revenues. Our radio and television stations and outdoor advertising properties compete for audiences and advertising revenues with other radio and television stations and outdoor advertising companies, as well as with other media, such as newspapers, magazines, cable television, and direct mail, within their respective markets. Audience ratings and market shares are subject to change, which could have an adverse effect on our revenues in that market. Other variables that could affect our financial performance include:

         o economic conditions, both general and relative to the broadcasting industry;

         o  shifts in population and other demographics;

         o  the level of competition for advertising dollars;

         o  fluctuations in operating costs;

         o  technological changes and innovations;

         o  changes in labor conditions; and

         o changes in governmental regulations and policies and actions of federal regulatory bodies.

NEW TECHNOLOGIES MAY AFFECT OUR BROADCASTING OPERATIONS

         The FCC is considering ways to introduce new technologies to the radio broadcast industry, including satellite and terrestrial delivery of digital audio broadcasting and the standardization of available technologies which significantly enhance the sound quality of AM broadcasts. We are unable to predict the effect such technologies will have on our broadcasting operations, but the capital expenditures necessary to implement such technologies could be substantial. We also face risks in implementing the conversion of our television stations to digital television, which the FCC has ordered and for which it has established a timetable. We will incur considerable expense in the conversion to digital television and are unable to predict the extent or timing of consumer demand for digital television services. Moreover, the FCC may impose additional public service obligations on television broadcasters in return for their use of digital television spectrum. This could add to our operational costs. The most contentious issue yet to be resolved is the extent to which cable systems will be required to carry broadcasters' new digital channels. Our television stations are highly dependent on their carriage by cable systems in the areas they serve. Thus, FCC rules that impose no or limited obligations on cable systems to carry the digital television signals of television broadcast stations in their local markets could adversely affect our television operations.

RESTRICTIONS ON OUTDOOR TOBACCO ADVERTISING AND ALCOHOL ADVERTISING MAY CAUSE A REDUCTION IN OUR REVENUES

         Regulations, potential legislation and recent settlement agreements related to outdoor tobacco advertising could have a material adverse effect on us. The major U.S. tobacco companies that are defendants in numerous class action suits throughout the country recently reached an out-of-court settlement with 46 states, the District of Columbia, and five U.S. territories that includes a ban on outdoor advertising of tobacco products. The settlement agreement was finalized on November 23, 1998, but must be ratified by the courts in each of the 46 states participating in the settlement. In accordance with the settlement, the ban on outdoor advertising of tobacco products went into effect on April 23, 1999. In addition to the mass settlement, the tobacco industry previously had come to terms with the remaining four states individually. The terms of such individual settlements also included bans on outdoor advertising of tobacco products. The elimination of billboard advertising by the tobacco industry will cause a reduction in our direct revenues from such advertisers and may simultaneously increase the available space on the existing inventory of billboards in the outdoor advertising industry. This industry-wide increase in space may in turn result in a lowering of outdoor advertising rates or limit the ability of industry participants to increase rates for some period of time.

         In addition to the settlement agreements, state and local governments are also regulating the outdoor advertising of alcohol and tobacco products. For example, several states and cities have laws restricting outdoor advertising of tobacco products near schools and other locations frequented by children. Some cities have proposed even broader restrictions, including complete bans on outdoor tobacco advertising on billboards, signs, kiosks, and private business window displays. Similarly, several states and local governments have passed laws or ordinances severely restricting or banning outdoor advertising of alcoholic beverages. The legality of these restrictions on outdoor advertising of tobacco and alcohol products has been challenged on constitutional grounds with mixed results in court. Thus, it can be expected that state and local governments may continue to propose or pass similar laws and ordinances to limit outdoor advertising of alcohol, tobacco and other products or services in the future. Legislation regulating tobacco and alcohol advertising has also been introduced in a number of European countries in which we conduct business, and could have a similar impact.

WE MUST SUCCESSFULLY IMPLEMENT JACOR'S STRATEGY TO DEVELOP UNDERDEVELOPED PROPERTIES

         We may not be able to improve the performance of our portfolio of underdeveloped properties. Before the Jacor merger, part of Jacor's business strategy had been to improve the broadcast cash flow and ratings of its underdeveloped properties that had insignificant broadcast cash flow or insignificant ratings. In evaluating acquisition opportunities, Jacor had sought out underdeveloped properties because Jacor believed that such radio stations would provide the potential for the greatest improvement in broadcast cash flow. Typically, Jacor would make a substantial investment in an underdeveloped property to improve its programming operations and/or signal. Approximately one-half of Jacor's portfolio of radio stations represented underdeveloped properties. We can give no assurance that we will be successful in improving the performance of these underdeveloped properties, even if we incur substantial costs in our attempt to improve the performance of these properties. Our failure to succeed in improving the performance of these underdeveloped properties could have an adverse effect on our financial condition and results of operations.

WE COULD BE ADVERSELY AFFECTED BY YEAR 2000 PROBLEMS

         We are exposed to the risk that the year 2000 issue could cause system failures or miscalculations in our broadcast, outdoor and corporate locations which could cause disruptions of operations, including, among other things, a temporary inability to produce broadcast signals, process financial transactions, or engage in similar normal business activities. As a result, we have determined that we will be required to modify or replace portions of our software and certain hardware so that those systems will properly utilize dates beyond December 31, 1999. We presently believe that with modifications or replacements of existing software and certain hardware, the year 2000 issue can be mitigated. To date, the amounts incurred and expensed for developing and carrying out the plans to complete the year 2000 modifications have not had a material effect on our operations. We plan to complete the year 2000 modifications, including testing, by July 1, 1999. The total remaining cost for addressing year 2000 is not expected to be material to our operations. If such modifications and replacements are not made, are not completed on time or are insufficient to prevent systems failures or other disruptions, the year 2000 issue could have a material impact on our operations.

         In addition, the possibility of interruption exists in the event that the information systems of our significant vendors are not year 2000 compliant. The inability of such vendors to complete their year 2000 resolution process in a timely fashion could materially impact us. The effect of non-compliance by such vendors is not determinable. In addition, disruptions in the economy generally resulting from the year 2000 issues could also materially adversely affect us. We could be subject to litigation for computer systems failure, for example, equipment shutdown or failure to properly date business records. The amount of potential liability and lost revenue cannot be reasonably estimated at this time.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

         This document contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), about us. Although we believe that, in making any such statements, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. When used in this document, the words "anticipates," "believes," "expects," "intends," and similar expressions, as they relate to us or our management, are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. Important factors that could cause actual results to differ materially from those in forward-looking statements, certain of which are beyond our control, include:

         o the impact of general economic conditions in the U.S. and in other countries in which we currently do business;

         o  industry conditions, including competition;

         o  fluctuations in exchange rates and currency values;

         o  capital expenditure requirements;

         o  legislative or regulatory requirements;

         o  interest rates;

         o  taxes; and

         o  access to capital markets.

         The actual results, performance or achievements by us could differ materially from those expressed in, or implied by, these forward-looking statements. Accordingly, we cannot be certain that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on us.


                             ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf registration" process. Under this shelf process, the holders of the following Jacor securities (collectively, the "Jacor Securities") may acquire our common stock (the "Conversion Common Stock") upon the exercise or conversion of the Jacor Securities:

         o  Common stock purchase warrants expiring September 18, 2001

         o  Common stock purchase warrants expiring February 17, 2002

         o  Liquid Yield Option(TM) Notes due June 12, 2011

         o  Liquid Yield Option(TM) Notes due February 9, 2018

         You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information."


                       CLEAR CHANNEL COMMUNICATIONS, INC.

         We are a diversified media company with two business segments: broadcasting and outdoor advertising. We were incorporated in Texas in 1974. As of December 31, 1998, we owned, programmed, or sold airtime for 204 domestic radio stations, two international radio stations and 18 domestic television stations, and we were one of the world's largest outdoor advertising companies based on total advertising display inventory of 89,008 domestic display faces and 213,566 international display faces. In addition, as of December 31, 1998, we owned the following interests in other radio broadcasting companies:

         o a 50% equity interest in the Australian Radio Network Pty., Ltd., which operates radio stations in Australia;

         o a one-third equity interest in New Zealand Radio Network, which operates radio stations in New Zealand;

         o a 29.1% non-voting equity interest in Heftel Broadcasting Corporation (Nasdaq: HBCCA), a Spanish-language broadcaster that operates radio stations in domestic markets;

         o a 40% equity interest in Grupo Acir Communicaciones, S.A. de C.V., one of the largest radio broadcasters in Mexico owning or programming through affiliations 164 radio stations serving 72 markets in Mexico; and

         o a 50% equity interest in Radio Bonton, a.s., which owns an FM radio station in the Czech Republic.

         Also as of December 31, 1998, we owned the following interests in outdoor advertising companies:

         o a 50% equity interest in Hainan White Horse Advertising Media Investment Co. Ltd., which operates street furniture displays in China;

         o a 40% equity interest in Expoplakat AS, which operates billboard displays in Estonia;

         o a 50% equity interest in Sirocco International SA, which is developing a new 8 square meter format network and obtaining concessions for 2 square meter format panels in France;

         o a 50% equity interest in Adshel Street Furniture Pty., Limited, which operates street furniture displays in Australia and New Zealand;

         o a 30% equity interest in Capital City Posters Pty., Ltd., which operates street furniture and billboard displays in Singapore; and

         o a 31.9% equity interest in Master & More Co., Ltd., which operates billboard displays in Thailand.

         During 1998, we derived approximately 48% of our net revenue from broadcasting operations and approximately 52% from outdoor advertising operations.

         Our principal executive offices are located at 200 Concord Plaza, Suite 600, San Antonio, Texas 78216, telephone: (210) 822-2828.


                              RECENT DEVELOPMENTS

         On May 4, 1999, we closed our merger with Jacor Communications, Inc. Pursuant to the terms of the merger agreement, each share of Jacor common stock was exchanged for 1.1573151 shares of our common stock. Approximately 60.9 million shares of our common stock were issued in the Jacor merger. We also assumed Jacor's long-term debt, which was approximately $1.29 billion as of December 31, 1998, as well as Jacor's Liquid Yield Option(TM) Notes with an accreted value of approximately $306 million as of December 31, 1998.

Jacor options and stock appreciation rights outstanding at the time of the merger are now exercisable into shares of our common stock. In addition, Jacor common stock purchase warrants and Liquid Yield Option(TM) Notes are exercisable or convertible into approximately 12,618,285 shares of our common stock.

         As of December 31, 1998, Jacor owned or operated 237 radio stations and two television stations in 66 domestic markets. Jacor also produced more than 50 syndicated programs and services for more than 4,000 radio stations.

         We frequently evaluate strategic opportunities both within and outside of our existing lines of business and from time to time enter into letters of intent. Although we have no definitive agreements with respect to significant acquisitions not set forth in this prospectus, we expect from time to time to pursue additional acquisitions and may decide to dispose of certain businesses. These additional acquisitions or dispositions could be material.


                                USE OF PROCEEDS

         We currently do not have specific plans to use the net proceeds that we may receive from time to time from our issuance or sale of Conversion Common Stock pursuant to the exercise of Jacor common stock purchase warrants. But we anticipate using such net proceeds for general corporate purposes, including but not limited to working capital purposes, capital expenditures, repayment of indebtedness and acquisitions. Until we use such proceeds, we will invest them in short-term, interest-bearing securities or other investment-grade securities. We will not receive any proceeds from the issuance or sale of Conversion Common Stock upon conversion of the Jacor LYONs, but rather our indebtedness associated with such Jacor LYONs will be eliminated.


                          DESCRIPTION OF CAPITAL STOCK

PREFERRED STOCK

         Our board of directors may issue up to 2,000,000 shares of our Class A preferred stock and up to 8,000,000 shares of our Class B preferred stock. Either class of preferred stock may be issued in one or more series, and the rights, preferences, privileges and qualifications of the preferred stock may be fixed by our board of directors without any further vote or action by our shareholders. However, shares of Class B preferred stock will not be entitled to more than one vote per share when the shares are voted as a class with our common shareholders. In addition, our board of directors and management have undertaken not to issue, without our shareholders' prior approval, Class B preferred stock:

         o  for any defensive or anti-takeover purpose;

         o  to implement any shareholders' rights plan; or

         o with features intended to make any attempted acquisition of Clear Channel more difficult or costly.

However, the restrictions do not apply to the 2,000,000 shares of Class A preferred stock that are currently authorized.

         If our board of directors issues shares of either class of preferred stock, this issuance could decrease the amount of earnings and assets available for distribution to our common shareholders. In addition, this issuance could adversely affect the rights and powers, including voting rights, of common shareholders and may have the effect of delaying, deferring or preventing a change in control of Clear Channel. No shares of either class of preferred stock have ever been issued.

COMMON STOCK

         Our board of directors has the authority to issue up to 900,000,000 shares of our common stock. As of April 30, 1999, 266,206,686 shares of our common stock were outstanding. Our common shareholders are entitled to one vote per share on all matters submitted to a vote of shareholders. In addition, our common shareholders may receive dividends, if any, on a pro rata basis that our board of directors may declare from time to time from legally available funds. However, these payments of dividends would be subject to the payment of any preferential dividends on any of our preferred stock that may be outstanding. Upon Clear Channel's liquidation, dissolution or winding up, our common shareholders would be entitled to share ratably in any assets available for distribution to them after payment of all our obligations and all preferential distributions payable on any of our preferred stock then outstanding.

         Our common shareholders do not have cumulative voting rights or preemptive or other rights to acquire or subscribe to additional, unissued or treasury shares. The shares of our common stock currently outstanding are, and the shares offered hereby will be when we issue them, validly issued, fully paid and nonassessable.

REPURCHASE AGREEMENT

         In May 1977, we and several of our shareholders at the time, including
L. Lowry Mays and B.J. McCombs, entered into a Buy-Sell Agreement restricting the ability of L. Lowry Mays and B.J. McCombs and their heirs, legal representatives, successors and assigns to dispose of shares of our common stock owned by them. The Buy-Sell Agreement provides that in the event that L. Lowry Mays, B.J. McCombs or their heirs, legal representatives, successors and assigns desire to dispose of their shares, other than by will or intestacy or through gifts to the party's spouse or children, they must offer their shares for a period of 30 days to us. They must offer, for a period of 30 days, any shares not purchased by us to the other parties to the Buy-Sell Agreement. If we or the other parties to the Buy-Sell Agreement do not purchase all of their shares so offered, the party offering his shares may sell them to a third party during the following 90-day period at a price and on terms not more favorable than those offered to us and the other parties. In addition, L. Lowry Mays, B.J. McCombs or their heirs, legal representatives, successors and assigns may not, individually or in concert with others, sell any shares so as to deliver voting control to a third party without providing in the sale that all parties to the Buy-Sell Agreement will be offered the same price and terms for their shares as provided in the sale. The Buy-Sell Agreement will continue in effect following the date of this prospectus and may preserve the control of the present principal shareholders.

TEXAS BUSINESS COMBINATION LAW

         Clear Channel is governed by the provisions of the Texas Business Corporation Act (the "TBCA"). The TBCA imposes a special voting requirement for the approval of certain business combinations and related party transactions between public corporations and affiliated shareholders unless the board of directors of the corporation approves the transaction or the acquisition of shares by the affiliated shareholder prior to the affiliate shareholder becoming an affiliated shareholder. The TBCA prohibits certain mergers, sales of assets, reclassifications and other transactions between shareholders beneficially owning 20% or more of the outstanding stock of a Texas public corporation for a period of three years following the shareholder acquiring shares representing 20% or more of the corporation's voting power unless two-thirds of the unaffiliated shareholders approve the transaction at a meeting held no earlier than six months after the shareholder acquires that ownership. A vote of shareholders is not necessary if the board of directors approves the transaction or approves the purchase of shares by the affiliated shareholder before the affiliated shareholder acquires beneficial ownership of 20% of the shares, or if the affiliated shareholder was an affiliated shareholder before December 31, 1996, and continued as such through the date of the transaction.

FOREIGN OWNERSHIP

         Due to restrictions imposed by the Communications Act of 1934 on ownership by aliens of our common stock, our bylaws were amended effective December 31, 1983 to provide that:

         o not more than one-fifth of the shares outstanding shall at any time be owned of record, or voted, by or for the account of aliens, their representatives, a foreign government or a corporation organized under the laws of a foreign country;

         o Clear Channel shall not be owned or controlled directly or indirectly by any other corporation of which any officer or more than one-fourth of the directors are aliens or of which more than one-fourth of the shares are owned of record or voted by aliens;

         o no person who is an alien may be elected or serve as an officer or director of Clear Channel; and

         o if our stock records at any time reflect one-fifth alien ownership, no transfers of additional shares to aliens will be made and, if it is found that any additional shares are in fact held by or for the account of an alien, the shares shall not be entitled to vote, to receive dividends or to have any other rights.

         An alien owning shares in excess of one-fifth of the total number of outstanding shares will be required to transfer them to a United States citizen or to us. This restriction will apply to our common stock offered under this prospectus and to the issuance or transfer of shares after the date of this prospectus. Our stock certificates may bear a legend setting forth this restriction. Since the bylaws were amended, the Communications Act has been revised to remove the limitations on alien officers and directors.

JACOR WARRANTS

         Jacor issued common stock purchase warrants pursuant to the terms of its February 1996 agreement to acquire Citicasters Inc. through a merger of a Jacor subsidiary with and into Citicasters Inc. Each Citicasters warrant currently entitles the holder thereof to purchase approximately .2355422 of a share of our common stock at a price of approximately $24.19 per full share. The holders of the Citicasters warrants may exercise such warrants until September 18, 2001.

         Jacor also issued common stock purchase warrants pursuant to the terms of its October 1996 merger agreement with Regent Communications, Inc., whereby Regent Communications, Inc. merged with and into Jacor. Each Regent warrant currently entitles the holder thereof to purchase approximately .1304409 of a share of our common stock at a price of approximately $34.56 per full share. The holders of the Regent warrants may exercise such warrants until February 27, 2002, unless we call a redemption of such warrants upon certain terms before that date.

JACOR LIQUID YIELD OPTION(TM) NOTES

         In June 1996, Jacor issued and sold Liquid Yield Option(TM) Notes due June 12, 2011 in the aggregate principal amount at maturity of $259.9 million. Each LYON due 2011 had an issue price of $443.14 and a principal amount at maturity of $1,000. The holders thereof may, at their option, convert each LYON due 2011 into shares of our common stock at a conversion rate of approximately
15.52191 shares per LYON due 2011. Such conversion may occur at any time on or before the maturity of the LYON due 2011, unless we have previously redeemed or otherwise purchased the LYON due 2011. The conversion rate is subject to adjustment upon the occurrence of certain events affecting our common stock. The original issue discount regarding the LYONs due 2011 represents a 5.50% yield per annum, computed on a semiannual bond equivalent basis.

         In February 1998, Jacor issued and sold Liquid Yield Option(TM) Notes due February 9, 2018 in the aggregate principal amount at maturity of $426.9 million. Each LYON due 2018 had an issue price of $391.06 and a principal amount at maturity of $1,000. The holders thereof may, at their option, convert each LYON due 2018 into shares of our common stock at a conversion rate of approximately 7.2274327 shares per LYON due 2018. Such conversion may occur at any time on or before the maturity of the LYON due 2018, unless we have previously redeemed or otherwise purchased the LYON due 2018. The conversion rate is subject to adjustment upon the occurrence of certain events affecting our common stock. The original issue discount regarding the LYONs due 2018 represents a 4.75% yield per annum, computed on a semiannual bond equivalent basis.

         Pursuant to the terms of the LYONs due 2011 and the LYONs due 2018, the Jacor merger has resulted in each holder of such LYONs being entitled to put the LYONs to Jacor. The price that we will pay for each LYON will be equal to the issue price for each LYON plus accrued original discount to the effective time of the Jacor merger or such later date set for the purchase of the LYONs by us. In the event that the holders of the LYONs elect not to exercise such put rights in full, the holders of the remaining outstanding LYONs will be entitled to convert such LYONs for shares of our common stock at the appropriate conversion rates as discussed above.


                              PLAN OF DISTRIBUTION

         Upon the exercise or conversion of any of the Jacor Securities by the holders thereof, we will issue and deliver shares of our common stock directly to such holders.


                                 LEGAL OPINIONS

         The validity of the Conversion Common Stock will be passed upon for Clear Channel by its special counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P., San Antonio, Texas. Alan D. Feld, the sole shareholder of a professional corporation which is a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P., is a director of Clear Channel and, as of April 8, 1999, owned approximately 131,000 shares of our common stock, including presently exercisable options to acquire approximately 114,500 shares.


                                    EXPERTS

         The consolidated financial statements of Clear Channel at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, and the financial statement schedule included in Clear Channel's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference elsewhere herein which are based in part on the reports of KPMG, independent auditors, as to the years in the period ended December 31, 1996, and KPMG LLP, independent auditors, as to each of the two years in the period ended December 31, 1998. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

         The 1996 consolidated financial statements of Australian Radio Network Pty. Ltd. not separately presented in Clear Channel's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, have been audited by KPMG, independent auditors, as set forth in their report dated March 4, 1997 included in Clear Channel's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference. Such report referred to above is incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements incorporated in this Registration Statement by reference to the audited financial statements of Universal Outdoor Holdings, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in Clear Channel's Current Report on Form 8-K dated March 12, 1998, as amended by Form 8-K/A filed on March 23, 1998 and Form 8-K/A filed on February 23, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of Eller Media as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and for the period from August 18, 1995 through December 31, 1995, together with the consolidated financial statements of PMG Holdings, Inc. and subsidiaries and the combined financial statements of Eller Investment Company, Inc. for the period from January 1, 1995 to August 17, 1995, incorporated by reference in this prospectus and elsewhere in this Registration Statement are included in Clear Channel's Current Report on Form 8-K, filed on April 17, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

         The combined financial statements of Eller Investment Company, Inc. as of and for the year ended December 31, 1994, incorporated by reference in this prospectus and elsewhere in this Registration Statement are included in Clear Channel's Current Report on Form 8-K, filed April 17, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

         The financial statement incorporated in this Prospectus by reference to the audited historical financial statements of Paxson Radio (a division of Paxson Communications Corporation) for the year ended December 31 , 1996 included in Clear Channel's Current Report on Form 8-K dated December 22, 1997, as amended by Form 8-K/A filed on February 23, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of More Group Plc. as of December 31, 1997 and for the year ended December 31, 1997, included in Clear Channel's Current Report on Form 8-K/A dated September 4, 1998, as amended by Form 8-K/A filed on January 14, 1999, and Form 8-K/A filed on February 23, 1999, have been audited by Price Waterhouse Chartered Accountants and Registered Auditors, London, England and are incorporated by reference herein in reliance upon the report of said firm as experts in auditing and accounting.

         The consolidated balance sheets of Jacor Communications, Inc. and its Subsidiaries as of December 31, 1998 and 1997 and the consolidated statements of operations and comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998, have been incorporated herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The consolidated balance sheets of Jacor Communications, Inc. and its Subsidiaries as of December 31, 1997 and 1996 and the consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, have been incorporated herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements, or other information we file with the SEC at its public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. In addition, you can inspect and copy our reports, proxy statements and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

         We filed a Post-effective Amendment on Form S-3 to a registration statement on Form S-4 (Reg. No. 333-72839) to register with the SEC our common stock issuable upon conversion of the Jacor Securities. This prospectus is part of that Form S-3. As permitted by SEC rules, this prospectus does not contain all of the information you can find in the Form S-3 or the exhibits to the Form S-3.

         The SEC allows us to "incorporate by reference" the information we filed with them, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information.

         We incorporate by reference the documents listed below:

         1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

         2. Current Report on Form 8-K filed December 10, 1998, as amended by Form 8-K/A filed February 23, 1999 and Form 8-K/A filed April 12, 1999.

         3. Current Report on Form 8-K filed October 9, 1998.

         4. Current Report on Form 8-K filed July 10, 1998, as amended by Form 8-K/A filed September 4, 1998, Form 8-K/A filed January 14, 1999 and Form 8-K/A filed February 23, 1999.

         5. Current Report on Form 8-K filed March 12, 1998, as amended by Form 8-K/A filed on March 23, 1998 and Form 8-K/A filed on February 23, 1999.

         6. Current Report on Form 8-K filed December 22, 1997, as amended by Form 8-K/A filed February 23, 1999.

         7. Current Report on Form 8-K filed April 17, 1997.

         You may request a copy of these filings, at no cost, by writing or telephoning:

            Clear Channel Communications, Inc.
            200 Concord Plaza, Suite 600
            San Antonio, Texas 78216
            Attn: Office of Investor Relations
            Tel: (210) 822-2828

         You should rely on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the common stock being registered hereby, all of which will be paid by Clear Channel Communications, Inc.
("Clear Channel"), are as follows:

SEC registration fee.......................................................................         $   *
Legal fees and expenses....................................................................            30,000
Accounting fees and expenses...............................................................            50,000
Blue Sky fees and expenses.................................................................             *
Miscellaneous..............................................................................            20,000
                                                                                                    ---------

Total......................................................................................         $ 100,000
                                                                                                    =========

*Not applicable.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF CLEAR CHANNEL.

         Article 2.02-1 of the Texas Business Corporation Act provides for indemnification of directors and officers in certain circumstances. In addition, the Texas Miscellaneous Corporation Law provides that a corporation may amend its Articles of Incorporation to provide that no director shall be liable to such corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, provided that the liability of a director is not eliminated or limited (i) for any breach of the director's duty of loyalty to such corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) any transaction from which such director derived an improper personal benefit, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. Clear Channel has amended its Articles of Incorporation and added Article Eleven adopting such limitations on a director's liability. Clear Channel's Articles of Incorporation also provide in Article Nine for indemnification of directors or officers in connection with the defense or settlement of suits brought against them in their capacities as directors or officers of Clear Channel, except in respect of liabilities arising from gross negligence or willful misconduct in the performance of their duties.

         Article IX(8) of Clear Channel's bylaws provides for indemnification of any person made a party to a proceeding by reason of such person's status as a director, officer, employee, partner or trustee of Clear Channel, except in respect of liabilities arising from negligence or misconduct in the performance of their duties.

         An insurance policy obtained by the registrant provides for indemnification of officers and directors of Clear Channel and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

ITEM 16. EXHIBITS

2.1 Agreement and Plan of Merger dated as of October 8, 1998, as amended on November 11, 1998, among Clear Channel, CCU Merger Sub, Inc. and Jacor (incorporated by reference to Annex A to Clear Channel's Registration Statement on Form S-4 (Reg. No. 333-72839) dated February 23, 1999).

3.1+   Current Articles of Incorporation of Clear Channel.

3.2+   Second Amended and Restated Bylaws of Clear Channel.

3.3 Amendment to Clear Channel's Articles of Incorporation (incorporated by reference to Clear Channel's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).

4.1 Buy-Sell Agreement by and between Clear Channel, L. Lowry Mays, B. J. McCombs, John M. Schaefer, and John W. Barger, dated May 31, 1977 (Incorporated by reference to the exhibits of the Clear Channel's registration statement on Form S-1 (Reg. No. 33-289161) dated April 19,
       1984).

4.2 Third Amended and Restated Credit Agreement by and among Clear Channel, NationsBank of Texas, N.A., as administrative lender, the First National Bank of Boston, as documentation agent, the Bank of Montreal and Toronto Dominion (Texas), Inc., as co-syndication agents, and certain other lenders dated April 10, 1997. (Incorporated by reference to the exhibits of Clear Channel's Amendment No. 1 to the registration statement on Form S-3 (Reg. No. 333-25497) dated May 9, 1997).

4.3 Senior Indenture dated October 1, 1997, by and between Clear Channel and The Bank of New York, as Trustee (incorporated by reference to Exhibit
       4.2 of Clear Channel's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997).

4.4 First Supplemental Indenture dated March 30, 1998, to Senior Indenture dated October 1, 1997, by and between Clear Channel and The Bank of New York, as Trustee (incorporated by reference to the exhibits to Clear Channel's Quarterly Report on Form 10-Q for the quarter ended March 31,
       1998).

4.5 Second Supplemental Indenture dated June 16, 1998, to Senior Indenture dated October 1, 1997, by and between Clear Channel and The Bank of New York, as Trustee (incorporated by reference to the exhibits to Clear Channel's Current Report on Form 8-K dated August 27, 1998).

4.6 Third Supplemental Indenture dated June 16, 1998, to Senior Indenture dated October 1, 1997, by and between Clear Channel and The Bank of New York, as Trustee (incorporated by reference to the exhibits to Clear Channel's Current Report on Form 8-K dated August 27, 1998).

4.7 Form of Regent Warrant Agreement between Jacor and KeyCorp Shareholder Services, Inc., as warrant agent (incorporated by reference to Exhibit
       2.2 to Jacor's Current Report on Form 8-K dated October 23, 1996).

4.8 Form of Citicasters Warrant Agreement dated as of September 18, 1996 between Jacor and KeyCorp Shareholder Services, Inc., as warrant agent (incorporated by reference to Exhibit 4.1 to Jacor's Current Report on Form 8-K dated October 3, 1996).

4.9 Indenture dated as of June 12, 1996 between Jacor and The Bank of New York for Jacor's Liquid Yield Option Notes Due 2011 (incorporated by reference to Exhibit 4.23 to Jacor's Form S-4 Registration Statement (Reg. No. 333-6639) filed on June 24, 1996).

4.10 Indenture dated as of February 9, 1998 between Jacor and The Bank of New York for Jacor's Liquid Yield Option Notes Due 2018 (incorporated by reference to Exhibit 4.21 of Jacor's Form S-3 Registration Statement (Reg. No. 333-51489) filed on April 30, 1998).

5.1* Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., special counsel for Clear Channel, regarding the common stock.

23.1*  Consent of Ernst & Young LLP.

23.2*  Consent of KPMG.

23.3*  Consent of KPMG LLP.

23.4*  Consent of Arthur Andersen LLP.

23.5*  Consent of PricewaterhouseCoopers LLP.

23.6*  Consent of Price Waterhouse.

23.7*  Consent of PricewaterhouseCoopers LLP.

23.8*  Consent of PricewaterhouseCoopers LLP.

23.9* Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in opinion filed as Exhibit 5.1).

24*    Power of Attorney for Clear Channel (included on Signature Page).

-------------------------

* Filed herewith.

+ Incorporated by reference to the exhibits of Clear Channel's Registration
  Statement on Form S-3 (Reg. No. 333-33371) dated September 9, 1997.

         Except as noted above, Clear Channel has not filed as exhibits instruments with respect to the long term debt of Jacor because the total amount of securities authorized thereunder does not exceed 10 percent of the total assets of Clear Channel and its subsidiaries on a consolidated basis. Clear Channel agrees to furnish a copy of any such agreement to the Commission upon request.

ITEM 17. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by Clear Channel pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of Clear Channel's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Clear Channel pursuant to the provisions described under Item 15 above or otherwise, Clear Channel has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Clear Channel of expenses incurred or paid by a director, officer or controlling person of Clear Channel in the successful defense of any action, suit or proceeding) is asserted against Clear Channel by such director, officer or controlling person in connection with the securities being registered, Clear Channel will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on May 4, 1999. CLEAR CHANNEL COMMUNICATIONS, INC.


                                       By:  /s/ L. LOWRY MAYS
                                           -------------------------------------
                                           L. Lowry Mays
                                           Chief Executive Officer

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Clear Channel Communications, Inc., hereby constitute and appoint L. Lowry Mays, Mark P. Mays, Randall T. Mays and Herbert W. Hill, Jr., and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Post-effective Amendment No. 2, to sign any Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, and to cause the same to be filed with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and desirable to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Post-effective Amendment No. 2 has been signed below by the following persons in the capacities and on the dates indicated below.

NAME                                                            TITLE                          DATE
----                                                            -----                          ----

/s/ L. LOWRY MAYS                                      Chairman, Chief Executive            May 4, 1999
-----------------------------------                      Officer and Director
L. Lowry Mays

/s/ RANDALL T. MAYS                             Senior Vice President, Chief Financial      May 4, 1999
-----------------------------------              Officer (Principal Financial Officer)
Randall T. Mays                                             and Director

/s/ HERBERT W. HILL, JR.                        Senior Vice President/Chief Accounting      May 4, 1999
-----------------------------------             Officer (Principal Accounting Officer)
Herbert W. Hill, Jr.

/s/ MARK P. MAYS                                President, Chief Operating Officer and      May 4, 1999
-----------------------------------                            Director
Mark P. Mays

/s/ B.J. MCCOMBS                                               Director                     May 4, 1999
-----------------------------------
B.J. McCombs

/s/ ALAN D. FELD                                               Director                     May 4, 1999
-----------------------------------
Alan D. Feld

/s/ THEODORE H. STRAUSS                                        Director                     May 4, 1999
-----------------------------------
Theodore H. Strauss

/s/ JOHN H. WILLIAMS                                           Director                     May 4, 1999
-----------------------------------
John H. Williams

/s/ KARL ELLER                                                 Director                     May 4, 1999
-----------------------------------
Karl Eller

                                 EXHIBIT INDEX

2.1            Agreement and Plan of Merger dated as of October 8, 1998, as amended on November 11, 1998, among Clear
               Channel, CCU Merger Sub, Inc. and Jacor (incorporated by reference to Annex A to Clear Channel's
               Registration Statement on Form S-4 (Reg. No. 333-72839) dated February 23, 1999).

3.1+           Current Articles of Incorporation of Clear Channel.

3.2+           Second Amended and Restated Bylaws of Clear Channel.

3.3            Amendment to Clear Channel's Articles of Incorporation (incorporated by reference to Clear Channel's
               Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).

4.1            Buy-Sell Agreement by and between Clear Channel, L. Lowry Mays, B. J. McCombs, John M. Schaefer, and
               John W. Barger, dated May 31, 1977 (Incorporated by reference to the exhibits of the Clear Channel's registration statement on Form S-1 (Reg. No. 33-289161) dated April 19, 1984).

4.2            Third Amended and Restated Credit Agreement by and among Clear Channel, NationsBank of Texas, N.A., as administrative lender, the First National Bank of Boston, as documentation agent, the Bank of Montreal and Toronto Dominion (Texas), Inc., as co-syndication agents, and certain other lenders dated April 10,
               1997. (Incorporated by reference to the exhibits of Clear Channel's Amendment No. 1 to the registration statement on Form S-3 (Reg. No. 333-25497) dated May 9, 1997).

4.3            Senior Indenture dated October 1, 1997, by and between Clear Channel and The Bank of New York, as
               Trustee (incorporated by reference to Exhibit 4.2 of Clear Channel's Quarterly Report on Form 10-Q for
               the quarter ended September 30, 1997).

4.4            First Supplemental Indenture dated March 30, 1998, to Senior Indenture dated October 1, 1997, by and between Clear Channel and The Bank of New York, as Trustee (incorporated by reference to the exhibits to Clear Channel's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998).

4.5            Second Supplemental Indenture dated June 16, 1998, to Senior Indenture dated October 1, 1997, by and between Clear Channel and The Bank of New York, as Trustee (incorporated by reference to the exhibits to Clear Channel's Current Report on Form 8-K dated August 27, 1998).

4.6            Third Supplemental Indenture dated June 16, 1998, to Senior Indenture dated October 1, 1997, by and between Clear Channel and The Bank of New York, as Trustee (incorporated by reference to the exhibits to Clear Channel's Current Report on Form 8-K dated August 27, 1998).

4.7            Form of Regent Warrant Agreement between Jacor and KeyCorp Shareholder Services, Inc., as warrant agent
               (incorporated by reference to Exhibit 2.2 to Jacor's Current Report on Form 8-K dated October 23,
               1996).

4.8            Form of Citicasters Warrant Agreement dated as of September 18, 1996 between Jacor and KeyCorp
               Shareholder Services, Inc., as warrant agent (incorporated by reference to Exhibit 4.1 to Jacor's
               Current Report on Form 8-K dated October 3, 1996).

4.9            Indenture dated as of June 12, 1996 between Jacor and The Bank of New York for Jacor's Liquid Yield
               Option Notes Due 2011 (incorporated by reference to Exhibit 4.23 to Jacor's Form S-4 Registration
               Statement (Reg. No. 333-6639) filed on June 24, 1996).

4.10           Indenture dated as of February 9, 1998 between Jacor and The Bank of New York for Jacor's Liquid Yield
               Option Notes Due 2018 (incorporated by reference to Exhibit 4.21 of Jacor's Form S-3 Registration
               Statement (Reg. No. 333-51489) filed on April 30, 1998).

5.1*           Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., special counsel for Clear Channel, regarding the common stock.

23.1*          Consent of Ernst & Young LLP.

23.2*          Consent of KPMG.

23.3*          Consent of KPMG LLP.

23.4*          Consent of Arthur Andersen LLP.

23.5*          Consent of PricewaterhouseCoopers LLP.

23.6*          Consent of Price Waterhouse.

23.7*          Consent of PricewaterhouseCoopers LLP.

23.8*          Consent of PricewaterhouseCoopers LLP.

23.9*          Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in opinion filed as Exhibit 5.1).

24*            Power of Attorney for Clear Channel Communications, Inc. (included on Signature Page).

-------------------------

* Filed herewith.

+ Incorporated by reference to the exhibits of Clear Channel's Registration
   Statement on Form S-3 (Reg. No. 333-33371) dated September 9, 1997.